Exhibit 5.3

242 Trumbull Street

Hartford, CT 06103

November 13, 2019

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Re:	Registration Statement No. 333-221127;

$750,000,000 in Equity Units

Ladies and Gentlemen:

We have acted as Connecticut counsel to Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), as to certain matters of Connecticut law in connection with the issuance and sale by the Company of up to $750,000,000 in aggregate principal amount of Equity Units (as defined below) consisting of 7,500,000 Equity Units, including 750,000 Equity Units pursuant to the option exercised by the underwriters to purchase additional Equity Units to cover over-allotments (the “Equity Units”), each such Equity Unit consisting of a common stock purchase contract and a 10% undivided beneficial interest in one share of the Company’s 0% Series D Cumulative Perpetual Convertible Preferred Stock, no par value per share (the “Convertible Preferred Securities”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2017 (File No. 333-221127) (as so filed and amended, the “Registration Statement”), a prospectus, dated October 19, 2015, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement, dated November 7, 2019, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement, dated November 7, 2019, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Convertible Preferred Securities.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Prospectus, the Company’s restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), the Company’s amended and restated bylaws, as amended to date (the “By-laws”), and records of the corporate proceedings of the Board of Directors of the Company (including the Special Securities Committee of the Board of Directors) with respect to the

Stanley Black & Decker, Inc.

November 13, 2019

Registration Statement and the offerings contemplated thereby. With respect to the records of the proceedings of the Board of Directors (including the Special Securities Committee of the Board of Directors) we have relied on a certificate of an officer of the Company. We have also examined such other documents, and made such examination of law, as we have deemed necessary in order to render our opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all originals of all documents submitted to us as copies thereof and the authenticity of the originals of such latter documents.

In connection with this opinion, we have further assumed that (i) the Company has received or will receive the required consideration for the Equity Units and allocated the required portion of such consideration to the Convertible Preferred Securities, (ii) the persons identified as officers of the Company are actually serving as such, and any certificates representing such securities will be properly executed by one or more such persons, and (iii) the Special Securities Committee of the Board of Directors has taken the action necessary to price the Equity Units and the Convertible Preferred Securities.

The opinions expressed herein are limited to the laws of the State of Connecticut.

Based on and subject to the foregoing, we are of the opinion that the Convertible Preferred Securities issued in connection with the Equity Units have been duly authorized by all necessary corporate action of the Company and when delivered and paid for as described in the Prospectus will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s current report on Form 8-K filed with the Commission on the date hereof, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP Day Pitney LLP

LTW;RGS